EXHIBIT 10.02


                           RESTRICTED STOCK AGREEMENT
                             NABORS INDUSTRIES, INC.

     This Restricted Stock Grant ("Restricted Stock Grant") that is effective the ____ day of _______________, 200__ is between Nabors Industries, Inc. ("NII"), acting on behalf of Nabors Industries Ltd. ("NIL" or the "Company") and at the request of a subsidiary of NIL (the "Subsidiary"), and [NAME] ("Grantee"), an employee of Subsidiary.

Upon the Date of Grant, the fair market value of a share of Common Stock of NIL was _______.

                                    RECITALS

     Under the Nabors Industries Inc., 2003 Employee Stock Plan ("2003 Plan"), the Compensation Committee of the Board of Directors (the "Committee") has determined the form of this Restricted Stock Grant and selected the Grantee, an Eligible Person, to receive this Restricted Stock Grant and the shares of Common Stock that are subject hereto. The applicable terms of the 2003 Plan are incorporated in this Restricted Stock Grant by reference, including the definition of terms contained in the 2003 Plan.

                             RESTRICTED STOCK GRANT

     In accordance with the terms of the 2003 Plan, the Committee has made this Restricted Stock Grant and concurrently has issued or transferred to the Grantee shares of Common Stock upon the following terms and conditions:

     SECTION 1. Number of Shares. The number of shares of Common Stock awarded under this Restricted Stock Grant is _______________ (the "Award").

     SECTION 2. Rights of the Grantee as Shareholder. The Grantee, as the owner of the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant, is entitled to all the rights of a shareholder of NIL, including the right to vote, the right to receive dividends payable either in stock or in cash, and the right to receive shares in any recapitalization of the Company, subject, however, to the restrictions stated in this Restricted Stock Grant. If the Grantee receives any additional shares by reason of being the holder of the shares of Common Stock issued or transferred under this Restricted Stock Grant or of the additional shares previously distributed to the Grantee, all of the additional shares shall be subject to the provisions of this Restricted Stock Grant. Initially, the shares of Common Stock will be held in an account maintained with the processor under the 2003 Plan (the "Account"). At the discretion of NIL, NIL may provide the Grantee with a certificate for the shares, which would bear a legend as described in Section 6.

     SECTION 3. Restriction Period. The period of restriction ("Restriction Period") for the shares of Common Stock issued under this Restricted Stock Grant shall commence on the Date of Grant and shall expire in four equal annual installments beginning on the first calendar year anniversary hereof (i.e., the award will vest 25% per year). In addition, the Restriction Period shall expire earlier as to all shares of Common Stock issued under this Restricted Stock

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Grant upon the earlier of (i) the date of death of the Grantee, or (ii) the date of qualifying disability of the Grantee.

     SECTION 4. Terms and Conditions. The Award is subject to the following terms and conditions:

          a. If Grantee ceases for any reason to be an employee of the Subsidiary (or an employee of any other subsidiary of NIL) any unvested portion of this Award shall be forfeited, the Grantee will assign, transfer, and deliver the certificates or any other evidence of ownership of such shares to NIL or the Subsidiary, all interest of the Grantee in such shares shall terminate, and Grantee shall cease to be a shareholder with respect to such shares.

          b. During the Restriction Period, the Grantee must not, voluntarily or involuntarily, sell, assign, transfer, pledge, or otherwise dispose of any unvested portion of the Award. Any attempted sale, assignment, transfer, pledge or other disposition of any unvested portion of the Award whether voluntary or involuntary, shall be ineffective and NIL (i) shall not be required to transfer the shares, (ii) may impound any certificates for the shares or otherwise restrict Grantee's account and (iii) hold the certificates until the expiration of the Restriction Period.

          c. If the Board of Directors of NIL or any committee of the Board of Directors, prior to or following the date Grantee ceases for any reason whatsoever to be an employee of the Subsidiary (or any other subsidiary of NIL), and after full consideration of the facts, find by majority vote that Grantee has engaged in fraud, embezzlement, theft, commission of a felony, dishonesty, or any other conduct inimical to NII, NIL or Subsidiary, Grantee shall forfeit this entire Award, whether or not vested. The decision of the Board of Directors of NIL or such committee shall be final.

          d. During the term of employment and for a period of one (1) year following the termination of employment with the Subsidiary (or any other subsidiary of NIL), a Grantee, who has received $80,000 (eighty thousand) or more in base salary and cash bonus in the aggregate from the Subsidiary (or any other subsidiary of NIL) during a one (1) year period preceding the date of termination, agrees that he or she will not (i) individually or on behalf of his or her employer or any other person or entity, directly or indirectly, solicit, divert, or recruit any employee of NIL, NII, Subsidiary or affiliated companies, or induce any employee of NIL, NII, Subsidiary or affiliated companies, to terminate his or her employment, or (ii) directly or indirectly, as an employee, principal, agent, trustee or otherwise, engage in any business through a corporation, partnership or other entity that competes directly with any business that is conducted by NIL, NII, Subsidiary or affiliated companies. If the Board of Directors of NIL or any committee of the Board of Directors, prior to or following the date a Grantee ceases, for any reason whatsoever, to be an employee of the Subsidiary (or any other subsidiary of NIL) and after full consideration of the facts, find by majority vote that Grantee has engaged in any of the activities mentioned in (i) or (ii) above, Grantee shall forfeit any unvested portion of the Award. The decision of the Board of Directors of NIL or any committee of the Board of Directors shall be final.


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          e.   Nothing in this Restricted Stock Grant shall confer on any individual any right to continue in the employ of the Subsidiary or to interfere in any way with the right of the Subsidiary to terminate the Grantee's employment at any time.

          f. This Restricted Stock Grant is subject to, and the Subsidiary and the Grantee agree to be bound by, all the terms and conditions of the 2003 Plan under which this Restricted Stock Grant was granted, as the same may have been amended from time to time in accordance with its terms. Pursuant to said 2003 Plan, the Board of Directors of NIL or its Committee established for such purposes is vested with conclusive authority to interpret and construe the 2003 Plan and this Agreement, and is authorized to adopt rules and regulations for carrying out the 2003 Plan. A copy of the 2003 Plan in its present form is available to inspection during business hours by the Grantee or other persons entitled to exercise this Restricted Stock Grant at NII's principal office.

     For purposes of this Restricted Stock Grant, NIL will determine when employment terminates. A Grantee's employment will not be deemed to have terminated if the Grantee goes on military leave, medical leave or other bona fide leave of absence, if the leave was approved by NIL or any of its Subsidiaries in writing and if continued crediting of employment is required by applicable law, the Company's policies or the terms of Grantee's leave; provided that vesting dates may be adjusted in accordance with NIL's policies or the terms of Grantee's leave.

     SECTION 5. Lapse of Restrictions. At the end of the Restriction Period, if the condition specified in Section 4.a has been satisfied during the Restriction Period, all restrictions shall terminate on the related shares, and the Grantee shall be entitled to transfer the shares from the Account or receive certificates without the legend prescribed in Section 6. However, in the event of an attempted violation of the condition specified in Section 4.b, NIL shall be entitled to delay transfers or withhold delivery of any of the certificates if, and for so long as, in the judgment of NIL's counsel, NIL would incur a risk of liability to any party to whom such shares were purported to be sold, transferred, pledged or otherwise disposed.

     SECTION 6. Legend on Certificates. Any certificate evidencing ownership of shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that is delivered during the Restriction Period shall bear the following legend on the back side of the certificate:

         These shares have been issued or transferred subject to a Restricted Stock Grant and are subject to substantial restrictions, including but not limited to, a prohibition against transfer, either voluntary or involuntary, and a provision requiring transfer of these shares to Nabors Industries Ltd. ("NIL") without any payment in the event of termination of the employment of the registered owner, all as more particularly set forth in a Restricted Stock Grant, a copy of which is on file with Nabors Corporate Services, Inc.

     At the discretion of NIL, NIL may hold the shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant in an Account as described in Section 2, otherwise hold them in escrow during the Restriction Period, or issue a certificate to the Grantee bearing the legend set forth above.


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     SECTION 7. Specific Performance of the Grantee's Covenants. By accepting this Restricted Stock Grant and the issuance and delivery of the shares of Common Stock pursuant to this Restricted Stock Grant, the Grantee acknowledges that NIL does not have an adequate remedy in damages for the breach by the Grantee of the conditions and covenants set forth in this Restricted Stock Grant and agrees that NIL is entitled to and may obtain an order or a decree of specific performance against the Grantee issued by any court having jurisdiction.

     SECTION 8. Employment with NIL. Nothing in this Restricted Stock Grant or in the 2003 Plan shall confer upon the Grantee the right to continued employment with NIL or any of its subsidiaries.

     SECTION 9. Section 83(b) Election. If the Grantee makes an election pursuant to Section 83(b) of the Internal Revenue Code, the Grantee shall promptly (but in no event after thirty (30) days from grant) file a copy of such election with NIL, and cash payment for taxes shall be made at the time of such election.

     SECTION 10. Withholding Tax. Before NIL removes restrictions on transfer from the Account or delivers a certificate for shares of Common Stock issued or transferred pursuant to this Restricted Stock Grant that bears no legend or otherwise delivering shares free from restriction, the Grantee shall be required to pay to NIL (or to the Subsidiary, if so designated by NII or NIL) the amount of federal, state or local taxes, if any, required by law to be withheld ("Withholding Obligation"). Subject to any subsequent Committee determination, NIL will withhold the number of shares required to satisfy any Withholding Obligation, and provide to Grantee a net balance of shares ("Net Shares") unless NIL receives notice not less than five (5) days before any Withholding Obligation arises that Grantee intends to deliver funds necessary to satisfy the Withholding Obligation in such manner as NIL may establish or permit. Notwithstanding any such notice, if Grantee has not delivered funds within fifteen (15) days of after the Withholding Obligation arises, NIL may elect to deliver Net Shares.

     SECTION 11. Notices and Payments. Any notice to be given by the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given only upon receipt by the Stock Plan Administrator of Nabors Corporate Services, Inc. at the offices of Nabors Corporate Services, Inc. in Houston, Texas, or at such address as may be communicated in writing to the Grantee from time to time. Any notice or communication by NIL, NII, or the Subsidiary to the Grantee under this Restricted Stock Grant shall be in writing and shall be deemed to have been given if sent to the Grantee's e-mail address maintained by the Company or any of its subsidiaries, made through the employee portal maintained by the Company or any of its subsidiaries, or if mailed or delivered to the Grantee at the address listed in the records of NIL or at such address as specified in writing to NIL by the Grantee.

     SECTION 12. Waiver. The waiver by NIL of any provision of this Restricted Stock Grant shall not operate as, or be construed to be, a waiver of the same or any other provision of this Restricted Stock Grant at any subsequent time for any other purpose.

     SECTION 13. Termination or Modification of Restricted Stock Grant. This Restricted Stock Grant shall be irrevocable except that NIL shall have the right

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to revoke this Restricted Stock Grant at any time during the Restriction Period if it is contrary to law or modify this Restricted Stock Grant to bring it into compliance with any valid and mandatory law or government regulation. Upon request in writing by NIL, the Grantee will tender any certificates for amendment of the legend or for change in the number of shares of Common Stock issued or transferred as NIL deems necessary in light of the amendment of this Restricted Stock Grant. In the event of revocation of this Restricted Stock Grant pursuant to the foregoing, NIL may give notice to the Grantee that the shares of Common Stock are to be assigned, transferred and delivered to NIL as though the Grantee's employment with NIL terminated on the date of the notice.

     SECTION 14. Governing Law & Severability. The Plan and all rights and obligations thereunder shall be construed in accordance with and governed by the laws of the State of Delaware. If any provision of this Agreement should be held invalid, the remainder of this Agreement shall be enforced to the greatest extent permitted by applicable law, it being the intent of the parties that invalid or unenforceable provisions are severable.

     SECTION 15. Entire Agreement. This Agreement, together with the Plan, contains the entire agreement between the parties with respect to the subject matter and supersedes any and all prior understandings, agreements or correspondence between the parties.

     SECTION 16. Dispute. Any dispute, controversy or claim arising out of, or relating to, this Agreement or the breach, termination or invalidity thereof, shall be settled by arbitration before a single arbitrator in accordance with the rules of the American Arbitration Association. The place of arbitration shall be at Houston, Texas. Nothing herein shall preclude either party from seeking injunctive relief or other provisional remedy in aid of arbitration or arbitration panel in case of any such breach, without limiting any other relief to which such party may be entitled at law or equity or under this Agreement by the Subsidiary. The losing party shall bear all the costs of any proceeding including reasonable attorney fees.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first written above.

                                                      NABORS INDUSTRIES, INC.


                                                      By:-----------------------


                                                      GRANTEE


                                                      --------------------------
                                                      [NAME]


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